EXHIBIT 99.5

SERVICER COMPLIANCE CERTIFICATE

Perry D. Moore

Executive Vice President - Finance

Education Lending Services, Inc.

6 East Fourth Street, Suite 300

Cincinnati, Ohio 45202

The undersigned hereby certifies that (i) he or she is an authorized officer of ACS Education Services, Inc. (“ACS”), (ii) a review of the activities of ACS under:

(1) the Federal FFEL Servicing Agreement dated October 1, 2002, among ACS, Fifth Third Bank, as eligible lender trustee for Education Lending Services, Inc, and Education Lending Services, Inc., as amended;

(2) the Federal FFEL Servicing Agreement dated October 1, 2002, among ACS, Fifth Third Bank, as eligible lender trustee for Education Funding Resources, LLC, Education Funding Resources, LLC, and Education Lending Services, Inc., as amended;

(3) the Federal FFEL Servicing Agreement dated October 1, 2002, among ACS, Student Loan Xpress, Inc. and Fifth Third Bank as eligible lender trustee for Student Loan Xpress, Inc., as amended;

(4) Amended and Restated Affiliate Servicing Addendum dated as of April 1, 2003, among ACS, Education Lending Services, Inc., and Education Funding Capital Trust-II, as amended;

(5) Affiliate Servicing Addendum dated as of October 1, 2003, by and among ACS, Education Lending Services, Inc., and Education Funding Capital Trust-III, as amended; and

(6) Affiliate Servicing Addendum dated May 1, 2004, among ACS, Education Lending Services, Inc. and Education Funding Capital Trust-IV;

(items 1 through 6 being referred to collectively herein as the “Servicing Agreements”); for the period from January 1, 2004 through December 31, 2004 has been made under the supervision of the undersigned and (iii) to the best of my knowledge, based on such review, ACS has fulfilled all its material obligations under the Servicing Agreements throughout such period.

3/15, 2005	/s/ Meliss Hankin
	Name:	Meliss Hankin
	Title:	Sr. V.P.